UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 4, 2025

Datavault AI Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38608	30-1135279
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15268 NW Greenbrier Pkwy, Beaverton, OR	97006
(Address of Principal Executive Offices)	(Zip Code)

(408)-627-4716

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DVLT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

Securities Purchase Agreement

As previously disclosed, on August 4, 2025, Datavault AI Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors (the “Purchasers”), pursuant to which the Purchasers agreed to purchase from the Company in a registered direct offering, senior secured convertible notes having an aggregate principal amount of $6,666,666 (the “Initial Notes”) for an aggregate purchase price of $6,000,000 and senior secured convertible notes having an aggregate principal amount of $6,666,666 (the “Additional Notes”, and together with the Initial Notes, the “Notes”) for an aggregate purchase price of $6,000,000 upon satisfaction of certain closing conditions applicable to the Initial Notes and Additional Notes, respectively. The closing of Initial Notes (the “Initial Closing”) is subject to satisfaction of certain customary closing conditions set forth in the Purchase Agreement. The closing of the Additional Notes (the “Additional Closing,” and together with the Initial Closing, the “Closings”), subject to the satisfaction of certain additional closing conditions, will take place on or after the date that is 20 calendar days after the mailing by the Company of a definitive information statement on Schedule 14(c) with respect to the approval, by written consent of the Company’s stockholders, of the issuance of the shares of common stock of the Company, par value $0.0001 per share (“Common Stock”) issuable upon conversion of the Notes and the issuance of the shares of Common Stock pursuant to the Exchange Agreements (as defined below) (the “Stockholder Approval”).

The Notes are convertible at any time beginning on the date of Stockholder Approval at the option of the holders thereof, in whole or in part, into such number of shares of Common Stock (the “Conversion Shares”) at an initial conversion price equal to $1.00 per share (the “Conversion Price”). Alternatively, following the date of the Stockholder Approval, the Notes are convertible at the holder’s election, at a price (the “Alternate Conversion Price”) equal to the greater of (x) the Floor Price (as defined below) and (y) 80% of the lowest volume weighted adjusted price of the shares of Common Stock (the “VWAP”) in the twenty (20) trading days prior to the applicable conversion date (“Alternate Conversions”). The conversion price of the Notes is subject to a floor price of $0.1019 (the “Floor Price”).

Exchange Agreements

Pursuant to the Purchase Agreement, on August 4, 2025, the Company entered into exchange agreements (each, an “Exchange Agreement”) with certain holders (the “Holders”) of the Company’s common stock purchase warrants. Pursuant to the Exchange Agreements, the Holders agreed to exchange (a) their common stock purchase warrants (the “Original Warrants”) exercisable for an aggregate of approximately 31 million shares of Common Stock, for (b) the same number of shares (the “Exchange Shares”) of Common Stock, subject to receipt of the Stockholder Approval.

Amendment of Prior Notes

At the Initial Closing, the Company is expected to enter into agreements with the Purchasers to amend those certain senior secured convertible notes issued on April 3, 2025 and May 21, 2025 (collectively, the “Prior Notes”) under a securities purchase agreement dated as of March 31, 2025, between the Company and the Purchasers in accordance with a certain Senior Secured Convertible Note Amendment (the “Note Amendment”). Once the Note Amendment is entered into, the conversion price under an “Alternate Conversion” (as defined in the Prior Notes) will be revised from (a) the greater of (x) the floor price set forth in the Prior Notes and (y) 90% of the lowest VWAP in the ten (10) trading days prior to the applicable date for the Alternate Conversion to (b) the greater of (x) the floor price set forth in the Prior Notes and (y) 80% of the lowest VWAP in the twenty (20) trading days prior to the applicable date for the Alternate Conversion.

Written Consent

On August 4, 2025, the holders of an aggregate of 50,365,422 shares of Common Stock, representing approximately 52% of the overall voting power of the Company, executed a written consent (the “Written Consent”) in lieu of a meeting to approve (i) the issuance of shares of Common Stock pursuant to the Notes in the aggregate maximum amount of 130,847,236 shares assuming the Floor Price for purposes of complying with Nasdaq Listing Rule 5635(d), (ii) the issuance of shares of Common Stock pursuant to the Exchange Agreements for purposes of complying with Nasdaq Listing Rule 5635(d), and (iii) the issuance of shares of Common Stock in accordance with the Prior Notes as amended by the Note Amendment for purposes of complying with Nasdaq Listing Rule 5635(d), to the extent required.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an information statement on Schedule 14C (the “Information Statement”) describing the actions approved in the Written Consent will be filed with the SEC and mailed to the Company’s stockholders. None of the actions approved in the Written Consent may become effective earlier than 20 calendar days following the mailing of the Information Statement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAVAULT AI INC.

Date: August 8, 2025	By:	/s/ Brett Moyer
	Name:	Brett Moyer
	Title:	Chief Financial Officer